EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 18, 2013, relating to the financial statements and financial highlights which appear in the September 30, 2013 Annual Report to Shareholders of Delaware Smid Cap Growth Fund and Delaware Healthcare Fund (constituting Delaware Group® Equity Funds IV), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 24, 2014